EXHIBIT 99.1
LERACH COUGHLIN STOIA GELLER
   RUDMAN & ROBBINS LLP
DARREN J. ROBBINS (168593)
RANDALL J. BARON (150796)
655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)
LAW OFFICES OF MARC S. HENZEL
MARC S. HENZEL
273 Montgomery Avenue, Suite 202
Bala Cynwyd, PA 19004
Telephone: 610/660-8000
610/660-8080 (fax)
Attorneys for Plaintiff
SUPERIOR COURT OF CALIFORNIA
COUNTY OF SANTA CLARA

THEODORE F. VAHL, on Behalf of Himself and All Others Similarly Situated,, Plaintiff, v. MAXTOR CORPORATION,	CASE NO. 1-06-CV056577 CLASS ACTION COMPLAINT BASED UPON SELF- DEALING AND BREACH OF FIDUCIARY DUTY
C.S. PARK, CHARLES F. CHRIST, GREGORY E. MYERS, CHARLES M. BOESENBERG, MICHAEL R. CANNON, M. CHARLES HILL,
RICHARD E. ALLEN and DOES 1-25, inclusive, Defendants.

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

          Plaintiff, by his attorneys, alleges as follows:
SUMMARY OF THE ACTION
          1.      This is a stockholder class action brought by plaintiff on behalf of the holders of Maxtor Corporation (“Maxtor” or the “Company”) common stock against Maxtor and its directors arising out of their attempts to provide certain Maxtor insiders and directors with preferential treatment in connection with their efforts to complete the sale of Maxtor to Seagate Technology (the “Acquisition”). This action seeks equitable relief only.
          2.      Prior to the proposed sale of the Company, the Company had suffered from a decline in the Company’s core business, but by fall 2005, the Company had successfully turned itself around. The Company and its shareholders were beginning to reap the rewards of the Company’s progress and were awaiting the release of the Company’s financial results for the most recent quarter. Defendants were aware of these results, as well as the Company’s projections going forward. Previously, the Company’s shares were in a state of decline, which prevented defendants from selling any significant amounts of their shares. Thus, defendants’ personal holdings in Maxtor were of little value to them. Defendants also held a tremendous amount of stock options, restricted stock and restricted stock award units which were also of little value since, again, defendants could not monetize them.
          3.      Defendants then formed a plan to unlock the restrictions on their personal holdings at the expense of the Company’s shareholders. The plan: sell the Company and trigger certain loopholes in the Company’s compensation plan in exchange for selling the Company on terms that would benefit the buyer. This included not only allowing defendants to walk away from the sale with millions of dollars, but allowed defendants to negotiate for indemnity, funded by the buyer, should their acts ever be challenged. Prior to arranging to sell the Company, certain of the Company’s top officers and directors, including many of the defendants, sought to unleash the value of their stock options, restricted stock, and restricted stock award units and fund a vehicle by which they could sell their own personal shares in the Company. Buried in the Company’s vast corporate documents, defendants had inserted a provision whereby they would be able to not only sell their own stock on the sale of the Company, but, in fact, all of their unvested restricted stock

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

options, restricted stock and restricted stock award units, which would become immediately “vested” upon the sale of the Company. Defendants’ alternative was to “earn” their right to sell their shares and benefit therefrom as the Company turned around from the problems that had plagued it in the past, allowing the stock price (and the value of defendants’ holdings) to increase as a result. Defendants, however, opted for a quicker and more assured option, even if it meant selling the Company under terms which, while unfair to shareholders, would provide defendants with liquidity and monies to fulfill their own personal interests at the expense of those of the Company’s shareholders.
          4.      Furthermore, given that the amount of money defendants stood to make upon the sale of the Company totaled in the tens of millions of dollars, defendants made an additional provision in the Company’s corporate documents to protect them from “excise taxes.” Defendants arranged for the Company and/or the buyer of the Company to pay any and all excise taxes imposed as a result of the staggering amount of money defendants would receive from the sale of the Company. Realizing that their windfall would be potentially reduced by excise taxes imposed by §4999 of the Internal Revenue Code, defendants arranged for these excise taxes to be paid on their behalf, thereby ensuring that their massive windfall would not be otherwise diluted.
          5.      Ultimately, these excise taxes, along with the cost of defendants’ receipt of accelerated, otherwise unvested stock options, restricted stock and restricted stock award units would be borne by the shareholders when defendants and Seagate Technology (“Seagate”) ultimately arrived at a net price to pay for the Company, as defendants’ personal windfall from the sale would need to be deducted from the amount shareholders would have otherwise received per share.
          6.      In pursuing the unlawful plan to sell Maxtor, each of the defendants violated applicable law by directly breaching and/or aiding the other defendants’ breaches of their fiduciary duties of loyalty, candor, due care, independence, good faith and fair dealing.
          7.      In fact, instead of attempting to obtain the highest price reasonably available for Maxtor for its shareholders, the individual defendants spent substantial effort tailoring the structural terms of the Acquisition to meet the specific needs of the individual defendants, many

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

of whom will receive financial windfalls upon the sale, and Seagate, who also benefits vis a vis defendants’ misconduct.
          8.      In essence, the proposed Acquisition is the product of a hopelessly flawed process that was designed to ensure the sale of Maxtor to one buying group, and one buying group only, on terms preferential to Seagate and to subvert the interests of plaintiff and the other public stockholders of Maxtor.
JURISDICTION AND VENUE
          9.      This Court has jurisdiction over the cause of action asserted herein pursuant to the California Constitution, Article VI, §10, because this case is a cause not given by statute to other trial courts.
          10.      This Court has jurisdiction over defendants because they conduct business in California and/or are citizens of California, as defendant Maxtor has its principal place of business at 500 McCarthy Blvd., Milpitas, California and certain of the Individual Defendants, including defendants Park, Myers, Boesenberg and Cannon, are residents of California. This action is not removable.
          11.      Venue is proper in this Court because the conduct at issue took place and had an effect in this County.
PARTIES AND OTHER ENTITIES
          12.      Plaintiff Theodore F. Vahl is, and at all times relevant hereto was, a shareholder of Maxtor.
          13.      Defendant Maxtor supplies hard disk drives for desktop, enterprise, and consumer electronics applications. The Company sells its products to personal computer, Intel-based server, storage subsystem, and consumer electronics manufacturers, distributors, and retailers. Its offices are located throughout the United States, Australia, the People’s Republic of China, France, Germany, Great Britain, Hong Kong, Japan, Korea, Russia, Singapore, Switzerland, Taiwan and the United Arab Emirates. Maxtor has strategic partnerships with SAE/TDK and ALPS Electric Co., Ltd. The Company was founded in 1982 and is headquartered in Milpitas, California.
          14.      Defendant C.S. Park (“Park”) is Chairman and Chief Executive Officer of the

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

Company. He has been CEO since November 2004 and Chairman of the Board since May 1998. He has served as a member of the Board of Directors since February 1994. Park, like defendant Charles F. Christ also serves as a board member of Dot Hill Systems Corp. (“Dot Hill”).
          15.      Defendant Charles F. Christ (“Christ”) has been a member of the Company’s Board of Directors since August 1995. He has served as Chairman of the Board of Directors of Dot Hill since July 2000 and as a director at Agilysys, Inc. since July 1997. Christ serves on the audit committees of both Dot Hill and Agilysys. Previously, Christ was President, Chief Executive Officer and a member of the Board of Directors of Symbios, Inc. from 1997 to 1998. From 1994 to 1997, Christ was Vice President and General Manager of the Components Division of Digital Equipment Corporation.
          16.      Defendant Gregory E. Myers (“Myers”) has been a member of the Company’s Board of Directors since August 2003. He has served as Vice President of Finance and Chief Financial Officer for Symantec Corp. since January 1999 and became its Senior Vice President in March 2000. Like Myers, defendant Charles M. Boesenberg worked at Symantec (though as a director until 2002). Myers also served on the Board of Directors of Inktomi Corp. before it was acquired by Yahoo! Inc. in March 2003.
          17.      Defendant Charles M. Boesenberg (“Boesenberg”) has been a member of the Company’s Board of Directors since January 2003 and was appointed as Lead Director in November 2004. Boesenberg, like Myers, worked at Symantec (though as a director until 2002). He has served as President, Chief Executive Officer and a director of NetIQ Corporation since January 2002 and became Chairman of the NetIQ Board of Directors in August 2002. Boesenberg and defendant Cannon also held senior positions at IBM when they were employed at IBM prior to 1995.
          18.      Defendant Michael R. Cannon (“Cannon”) has been a member of the Company’s Board of Directors since July 1996. In January 2003, he joined Solectron Corporation as President, Chief Executive Officer and a member of the Board of Directors. From 1996 until January 2003, he served as the Company’s President and Chief Executive Officer. Prior thereto, Cannon worked with Boesenberg at IBM.

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

          19.      Defendant M. Charles Hill (“Hill”) has been a member of the Company’s Board of Directors since March 1992. Hill was executive aide to former U.S. Secretary of State George P. Shultz from 1985 through 1989 and served as Special Consultant to the Secretary General of the United Nations from 1992 to 1996. Hill served as a speech writer to former U.S. Secretary of State Henry Kissinger in 1975.
          20.      Defendant Richard E. Allen (“Allen”) has been a director of the Company since May 2005. He is a member of the Company’s Audit Committee and Compensation Committee. He was Chief Financial Officer of J.D. Edwards & Co. from January 1990 to 2004.
          21.      The defendants named above in ¶¶14-20 are sometimes collectively referred to herein as the “Individual Defendants.”
          22.      The true names and capacities of defendants sued herein under California Code of Civil Procedure §474 as Does 1 through 25, inclusive, are presently not known to plaintiff, who therefore sues these defendants by such fictitious names. Plaintiff will seek to amend this Complaint and include these Doe defendants’ true names and capacities when they are ascertained. Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Class.
DEFENDANTS’ FIDUCIARY DUTIES
          23.      In accordance with their duties of loyalty, care and good faith, the defendants, as directors and/or officers of Maxtor, are obligated to refrain from:
                    (a)      participating in any transaction where the directors’ or officers’ loyalties are divided;
                    (b)      participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or
                    (c)      unjustly enriching themselves at the expense or to the detriment of the public shareholders.
          24.      Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the sale of Maxtor, violated the fiduciary duties owed to plaintiff and the other

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

public shareholders of Maxtor, including their duties of loyalty, good faith and independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits not shared equally by plaintiff or the Class. Defendants will not only receive accelerated stock options that would otherwise be unvested (worthless) but also accelerated restricted stock and restricted stock award units together with the payment of excise taxes imposed by Internal Revenue Service §4999 as a result of defendants’ massive financial windfall upon completion of the sale of the Company.
          25.      Because the Individual Defendants have breached their duties of loyalty, good faith and independence in connection with the sale of Maxtor, the burden of proving the inherent or entire fairness of the Acquisition, including all aspects of its negotiation and structure, is placed upon the Individual Defendants as a matter of law.
CLASS ACTION ALLEGATIONS
          26.      Plaintiff brings this action on his own behalf and as a class action pursuant to California Code of Civil Procedure §382 on behalf of all holders of Maxtor stock who are being and will be harmed by defendants’ actions described below (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.
          27.      This action is properly maintainable as a class action.
          28.      The Class is so numerous that joinder of all members is impracticable. According to Maxtor’s Securities and Exchange Commission (“SEC”) filings, there are more than 254 million shares of Maxtor common stock outstanding.
          29.      There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:
                    (a)      whether defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to plaintiff and the other members of the Class in connection with the Acquisition;
                    (b)      whether the Individual Defendants are engaging in self-dealing in

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

connection with the Acquisition;
                    (c)      whether the Individual Defendants are unjustly enriching themselves and other insiders or affiliates of Maxtor;
                    (d)      whether defendants have breached any of their other fiduciary duties to plaintiff and the other members of the Class in connection with the Acquisition, including the duties of good faith, diligence, candor, honesty and fair dealing;
                    (e)      whether the defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets; and
                    (f)      whether plaintiff and the other members of the Class would suffer irreparable injury were the transactions complained of herein consummated.
          30.      Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff does not have any interests adverse to the Class.
          31.      Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.
          32.      The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.
          33.      Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.
          34.      Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.
BACKGROUND TO THE PROPOSED ACQUISITION
          35.      Maxtor supplies hard disk drives for desktop, enterprise, and consumer electronics applications. The Company sells its products to personal computer, Intel-based server, storage subsystem, and consumer electronics manufacturers, distributors, and retailers.

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

          36.      Prior to the proposed sale of the Company, the Company had suffered from a decline in the Company’s core business, but by fall 2005, the Company had successfully turned itself around. The Company and its shareholders were beginning to reap the rewards of the Company’s progress and were awaiting the release of the Company’s financial results for the most recent quarter. Defendants were aware of these results, as well as the Company’s projections going forward. Previously, the Company’s shares were in a state of decline, which prevented defendants from selling any significant amounts of their shares. Thus, defendants’ personal holdings in Maxtor were of little value to them. Defendants also held a tremendous amount of stock options, restricted stock and restricted stock award units which were also of little value since, again, defendants could not monetize them.
          37.      Defendants then formed a plan to unlock the restrictions on their personal holdings at the expense of the Company’s shareholders. The plan: sell the Company and trigger certain loopholes in the Company’s compensation plan in exchange for selling the Company on terms that would benefit the buyer. This included not only allowing defendants to walk away from the sale with millions of dollars, but also allowed defendants to negotiate for indemnity, funded by the buyer, should their acts ever be challenged. Prior to arranging to sell the Company, certain of the Company’s top officers and directors, including many of the defendants, sought to unleash the value of their stock options, restricted stock and restricted stock award units and fund a vehicle by which they could sell their own personal shares in the Company. Buried in the Company’s vast corporate documents, defendants had inserted a provision whereby they would be able to not only sell their own stock on the sale of the Company, but, in fact, all of their unvested stock options, restricted stock and restricted stock award units, which would become immediately “vested” upon the sale of the Company. Defendants’ alternative was to “earn” their right to sell their shares and benefit therefrom as the Company turned around from the problems that had plagued it in the past, allowing the stock price (and the value of defendants’ holdings) to increase as a result. Defendants, however, opted for a quicker and more assured option, even if it meant selling the Company under terms which, while unfair to shareholders, would provide defendants with liquidity and monies to fulfill their own personal interests at the expense of those of the

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

Company’s shareholders.
          38.      Furthermore, given that the amount of money defendants stood to make upon the sale of the Company totaled in the tens of millions of dollars, defendants made an additional provision in the Company’s corporate documents to protect them from “excise taxes.” Defendants arranged for the Company and/or the buyer of the Company to pay any and all excise taxes imposed as a result of the staggering amount of money defendants would receive from the sale of the Company. Realizing that the amount of their windfall would be potentially reduced by excise taxes imposed by §4999 of the Internal Revenue Code, defendants arranged for these excise taxes to be paid on their behalf, thereby ensuring them that their massive windfall would not be otherwise diluted.
          39.      Ultimately, these excise taxes, along with the cost of defendants’ receipt of accelerated, otherwise unvested stock options, restricted stock and restricted stock award units, would be borne by the shareholders when defendants and Seagate ultimately arrived at a net price to pay for the Company, as defendants’ personal windfall from the sale would need to be deducted from the amount shareholders would have otherwise received per share.
THE PROPOSED ACQUISITION
          40. On December 21, 2005, the Company issued a press release entitled “Seagate Technology to Acquire Maxtor Corporation,” which stated in part:
Seagate and Maxtor today jointly announced they have entered into a definitive agreement under which Seagate will acquire Maxtor in an all stock transaction. Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, Maxtor shareholders will receive .37 shares of Seagate common stock for each Maxtor share they own. When the transaction is completed Seagate shareholders will own approximately 84% and Maxtor shareholders will own approximately 16% of the combined company. The value of the transaction is approximately $1.9 billion.
     The combination of Seagate and Maxtor will build on Seagate’s foundation as the premier global hard disc drive company, leveraging the strength of Seagate’s significant operating scale to drive product innovation, maximize operational efficiencies, and realize significant cost synergies. These capabilities will enable the combined company to compete more effectively as the highly competitive data storage industry addresses the challenges and opportunities for significant growth that lie ahead. The combined company will be well-positioned to accelerate delivery of a diverse set of compelling and cost-effective solutions to the growing customer base for data storage products.

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

     The combined company is expected to generate significant synergies, and the transaction is expected to be at least 10-20% accretive to Seagate on a cash EPS basis after the first full year of combined operations. As with other past combinations of disc drive manufacturers, revenue attrition is anticipated to result from this combination. Synergy estimates take into account anticipated revenue attrition. It is estimated that the incremental revenues will generate gross margins that are in line with the high end of Seagate’s stand-alone model. In addition, the combined company expects to achieve approximately $300 million of annual operating expense savings in connection with the transaction after the first full year of integration.
     “Seagate is excited about the opportunity to achieve greater scale, reduce supply chain costs, and leverage combined R&D efforts across a broader product set. With the increased scale of the combined company, we can reduce overall product costs and provide more innovative products at more competitive prices,” said Bill Watkins, Seagate CEO. “We believe this is a strategic combination that will provide value for our shareholders as well as benefits for our customers.”
     “We believe this combination offers an exciting opportunity for our two companies to come together in a transaction that maximizes value for our stockholders, through the combination of an attractive premium and through future value enhancement of the combined company’s operations,” said Dr. C.S. Park, Maxtor chairman and CEO. “Together, we will leverage our combined technical resources to deliver to our customers an even more compelling and diverse set of products, and get them to market more quickly and cost effectively.”
     Steve Luczo, Seagate chairman, said “Seagate’s board of directors is very enthusiastic about this unique combination and believes it will provide value for shareholders of both companies. This transaction has significant strategic and financial benefits, and the combined company will be better positioned to anticipate and serve the needs of the global customer base in the highly competitive data storage market.”
     Seagate’s executive management team will continue to serve in their current roles. The combined company will retain the Seagate name and executive offices will be located in Scotts Valley, California. Dr. Park will become a director of Seagate upon the closing of the transaction. Seagate’s chairman, CEO, executive vice presidents, and the principal equity investors affiliated with certain of Seagate’s Directors have committed to vote their shares in favor of the acquisition.
     The transaction is expected to be completed in the second half of calendar 2006, subject to obtaining shareholder approvals and customary regulatory approvals. There is a termination fee of $300 million payable to Maxtor under certain conditions. The transaction is intended to be tax-free to Maxtor shareholders.
     Prior to the closing, Seagate and Maxtor will operate as separate businesses.

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

     Seagate’s previously announced outlook for the December quarter of $2.2 billion in revenue and earnings per share in the range of $0.53-$0.57, excluding non-cash stock based compensation, remains unchanged. Additionally, Seagate confirms its recently announced guidance for fiscal year 2006 earnings per share outlook of approximately $2.00, excluding non-cash stock based compensation.
SELF-DEALING
          41.      By reason of their positions with Maxtor, the Individual Defendants are in possession of non-public information concerning the financial condition and prospects of Maxtor, and especially the true value and expected increased future value of Maxtor and its assets, which they have not disclosed to Maxtor’s public stockholders. Moreover, despite their duty to maximize shareholder value, the defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of Maxtor’s public shareholders.
          42.      The proposed sale is wrongful, unfair and harmful to Maxtor’s public stockholders and represents an effort by defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. The Acquisition is an attempt to deny plaintiff and the other members of the Class their rights while usurping the same for the benefit of Seagate on unfair terms.
          43.      In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:
•	Rescind the agreements to fund the acceleration of defendants’ unvested stock option and restricted stock grants together with the agreement to pay the costly excise taxes for defendants.

•	Withdraw their consent to the sale of Maxtor and allow the shares to trade freely – without impediments.

•	Act independently so that the interests of Maxtor’s public stockholders will be protected, including, but not limited to, the retention of truly independent advisors and/or the appointment of a truly independent Special Committee.

•	Adequately ensure that no conflicts of interest exist between defendants’ own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Maxtor’s public stockholders.

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

•	Fairly and fully disclose all material information to the Company’s shareholders.
          44.      The Individual Defendants have also approved the Acquisition so that it transfers 100% of Maxtor’s revenues and profits to Seagate, thus all of Maxtor’s operations will now accrue to the benefit of Seagate.
CAUSE OF ACTION
Breach of Fiduciary Duties
          45.      Plaintiff repeats and realleges each allegation set forth herein.
          46. The defendants have violated fiduciary duties of care, loyalty, candor and independence owed under Delaware law to the public shareholders of Maxtor and have acted to put their personal interests ahead of the interests of Maxtor’s shareholders.
          47.      By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as a part of a common plan, are attempting to advance their interests at the expense of plaintiff and other members of the Class.
          48.      The Individual Defendants have violated their fiduciary duties by entering into a transaction with Seagate without regard to the fairness of the transaction to Maxtor’s shareholders. Defendant Maxtor directly breached and/or aided and abetted the other defendants’ breaches of fiduciary duties owed to plaintiff and the other holders of Maxtor stock.
          49.      s demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Maxtor because, among other reasons:
                    (a)      they failed to properly value Maxtor; and
                    (b)      they ignored or did not protect against the numerous conflicts of interest resulting from their own interrelationships or connection with the Acquisition.
          50.      Because the Individual Defendants dominate and control the business and corporate affairs of Maxtor, and are in possession of private corporate information concerning Maxtor’s assets, business and future prospects (including the Company’s results for the most recent quarter which defendants concealed from shareholders, but shared with Seagate), there

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Maxtor which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits.
          51.      By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other members of the Class.
          52.      As a result of the actions of defendants, plaintiff and the Class will suffer irreparable injury as a result of defendants’ self dealing.
          53.      Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and may consummate the proposed Acquisition which will exclude the Class from its fair share of Maxtor’s valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.
          54.      Defendants are engaging in self-dealing, are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.
          55.      Unless the proposed Acquisition is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm’s length negotiations on the Acquisition terms, and will not supply to Maxtor’s minority stockholders sufficient information to enable them to cast informed votes on the proposed Acquisition and may consummate the proposed Acquisition, all to the irreparable harm of the members of the Class.
          56.      Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.
PRAYER FOR RELIEF
          WHEREFORE, plaintiff demands preliminary and permanent injunctive relief in his favor and in favor of the Class and against defendants as follows:

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY

          A. Declaring that this action is properly maintainable as a class action;
          B. Declaring and decreeing that the Acquisition agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;
          C. Enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Acquisition, unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for shareholders;
          D. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Maxtor’s shareholders;
          E. Rescinding, to the extent already implemented, the Acquisition or any of the terms thereof;
          F. Imposition of a constructive trust, in favor of plaintiff, upon any benefits improperly received by defendants as a result of their wrongful conduct, including the payoffs whereby defendants, upon selling the Company to Seagate irrespective of the lack of appropriateness, receive millions of dollars vis a vis accelerated stock options, restricted stock and restricted stock award units and payment of the excise taxes imposed on these lofty sums;
          G. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and
          H. Granting such other and further equitable relief as this Court may deem just and proper.

January 20, 2006	LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
DARREN J. ROBBINS
RANDALL J. BARON

/s/ Darren J. Robbins

DARREN J. ROBBINS

655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)

LAW OFFICES OF MARC S. HENZEL

MARC S. HENZEL
273 Montgomery Avenue, Suite 202
Bala Cynwyd, PA 19004
Telephone: 610/660-8000
610/660-8080 (fax)

Attorneys for Plaintiff

COMPLAINT BASED UPON SELF-DEALING AND BREACH OF FIDUCIARY DUTY